Answers Corporation
2nd Quarter 2009 Conference Call

8:30AM EDT, August 4, 2009

Participants:

Robert S. Rosenschein, Chairman and Chief Executive Officer

Steve Steinberg, Chief Financial Officer

Bruce D. Smith, Chief Strategic Officer

Bruce Smith

Good morning and welcome to Answers Corporation’s second quarter 2009 conference call. My name is Bruce Smith, Chief Strategic Officer. Joining me are Bob Rosenschein, Chairman and CEO, and Steve Steinberg, CFO. This call is being webcast and will be available for replay.

Before we begin today, we would like to remind you that our prepared remarks contain forward-looking statements and that management may make additional forward-looking statements in response to questions. These statements are based on current expectations, forecast assumptions, risks, and uncertainties. They do not guarantee future performance, and, therefore, undue reliance should not be placed upon them. The company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important risks, among others, are our ability to maintain or improve monetization rates, particularly in light of the current challenging economic environment; drops in traffic caused primarily by search engines algorithm changes, as experienced in July 2007; maintain our relationship with Google, our most important provider of ads and source of revenue, a failure of WikiAnswers.com to experience continued growth in accordance with our expectations, and, potential claims that we are infringing the intellectual property rights of any third party.

You can find more information about factors that could affect results in our most recent annual report on Form 10-K and in our upcoming quarterly report expected to be filed shortly on Form 10-Q, available at ir.answers.com.

We will be discussing non-GAAP financial measures, including adjusted EBITDA and adjusted operating expenses. We provide a reconciliation of non-GAAP financial measures, to the most directly comparable GAAP financial measure and the list of the reasons why the company uses non-GAAP financial measures, in today’s earnings release posted on our corporate Website at: ir.answers.com.

Finally, all information shared on this call is as of August 4, 2009, and we do not intend and assume no obligation to update such information.

And with that, I would like to turn the call over to Bob Rosenschein.

Bob Rosenschein

Good morning and thank you for joining us. I am pleased to report that Q2 was another excellent quarter, again exceeding expectations.

Here are some highlights:

•
We saw record revenues, hitting $5 million, $350 thousand over the top end of guidance, up 6% sequentially and 67% year over year. This was the result of continued strong growth in WikiAnswers and the stabilization of ReferenceAnswers.

•	Bottom line numbers were also very strong, with adjusted EBITDA of $1.9 million in Q2, up 9% sequentially and $2.57 million better than the same quarter last year. Our adjusted EBITDA margin was 38%.

•
We added 3.6 million new questions to the WikiAnswers database this quarter and a million new answers. Both the number of questions and answers we added in Q2 were 12% more than the number we added in Q1.

•
According to comScore, our combined Web properties were seen by 26.2 million unique visitors in the U.S. in June, ranking us #31 in the top U.S. Web properties. We had 48.2 million unique visitors worldwide, ranking us number #44.

•	Cash flow from operations was $2.1 million.

I’d like to comment on our upcoming international releases of WikiAnswers. Over half of Internet usage today is in languages other than English. Wikipedia, Yahoo! Answers, Facebook are all approximately 4 times bigger outside the U.S. than inside the U.S..We think this represents a huge growth opportunity in 2010 and beyond.

We will be launching several European languages over the next few months. Thanks to our large and dynamic English-language database and community, we are starting with a great advantage. We will follow essentially the same playbook that has made WikiAnswers so successful in English.

The WikiAnswers English-language database contains over 15 million questions and nearly 5 million answers. This is a strategic asset, one which we fully intend to exploit. By selectively translating some of our answered questions, we expect to speed-up the adoption of our non-English versions, and we will closely track the efficiency of this process, with the option of accelerating investment in this area. In addition, many of our existing volunteer supervisors are multi-lingual and are anxious to begin contributing in these new languages. These two competitive advantages, we believe, will help jump-start the launches, which is why we are so excited about internationalization. Although European monetization rates are somewhat lower than in the U.S., they are relatively strong, and our efforts may contribute significantly as early as next year.

In addition to internationalization, our community development team has also been extremely busy, in continuous efforts to grow and strengthen the community. A key element in our success is the volunteer supervisor community, which stands at about 600.

Two other areas are also very important to our success: quality and integration.

Quality of the question & answer database and quality of user experience are crucial to our long-term success. One of the big benefits of a wiki- approach like ours is that users can edit and improve our content, making it more valuable over time. This is clearly an ongoing project, including such recent examples as auto-categorization, optimization of the question-asking process, and batch reversion. In addition, we are currently working hard on improving our internal text search, creating new video tutorials, and other such features.

Another development is integration of our properties. For almost a year now, we’ve been making the sites look more alike, with enhanced linking between them. At the beginning of May, we advanced integration a further step, making “Search All” the default. As a result of this user-interface change, users typing in queries into either of our properties are automatically directed to the Web page which our algorithms deem the most appropriate response. For example, a user typing the query, “When did WWII start?” in ReferenceAnswers will be taken to the user-generated page in WikiAnswers. A user who types “Who is Oprah Winfrey?” in WikiAnswers will arrive at a multi-faceted ReferenceAnswers page about her. Our goal is to give users the best-quality answers to all types of questions. Expect tighter integration between the two sites throughout the rest of the year.

These initiatives may actually lower the growth rate of new questions and answers, but they should make our properties more useful and more valuable to users—and search engines.

A word about overall trends. In July, our traffic was lower than expected; we attribute this to more pronounced seasonality and possibly these other product initiatives.

Let’s look at our outlook.

We are forecasting that our Q3 revenues will be in the range of $4.6 million to $5.2 million. We project our adjusted EBITDA to be $1.25 million to $1.75 million. We believe the primary reasons for the sequential decline are: greater summer seasonality, the RPM declines we saw in June and July, and product changes intended to improve longer-term traffic and quality.

We are also forecasting that full year 2009 revenues will be in the range of $20.5 million to $21.5 million. We project that our full year adjusted EBITDA to be between $7.2 million and $7.9 million.

Steve Steinberg has more financial details on Q2. Steve…

Steve Steinberg:

Thanks, Bob. Our Q2 revenues were $5 million—68% from WikiAnswers and 32% from ReferenceAnswers. Overall, our revenue grew $254,000, or 5.5%, sequentially.

WikiAnswers continued to experience impressive growth in Q2. Average daily page views were 6,082,000, up 14% sequentially and 162% year-over-year. Revenue grew 8% sequentially and 127% year-over-year, to $3.4 million. Q2 RPM for WikiAnswers averaged $6.14, down 7% from $6.58 in Q1. However, I want to point out that RPM was higher at the beginning of the quarter than at the end of Q2 and in July.

Answers.com, which we have begun referring to as ReferenceAnswers, reversed its trend and improved this quarter. Average daily page views in Q2 were 2,965,000, compared to 2,982,000 in Q1—about flat sequentially; however, for the first time since 2007, its quarterly traffic was 12% higher, year-over-year. With only one growth quarter behind us, we cannot say with certainty that this is the beginning of a longer-term trend, although we are hopeful that site integration, adding licensed content and other initiatives will drive more growth. ReferenceAnswers Q2 revenue increased 1% sequentially and 7% year-over-year, to $1.59 million and its average RPM was $5.87, compared to $5.84 in Q1.

For those interested in our historical performance in terms of traffic, monetization and revenues, broken out by Web property on a quarterly basis, please refer to the tables in today’s earnings release.

Adjusted operating expenses were $3.1 million in Q2, compared to $3.0 million in Q1. Despite adding 11 persons to total headcount in Q2, our expenses rose only $100,000. The main reason was that the dollar cost of our Israel-based salaries dropped $160,000 due to the very favorable forward exchange contracts we secured for Q2.

Adjusted EBITDA in Q2 was $1.90 million, reflecting a 38% margin.

GAAP net loss in Q2 was $3.62 million, due primarily to the revaluation of Redpoint’s common stock warrants and their warrant to invest in the Series B tranche, which were deemed liabilities for accounting purposes. Going forward, to the extent that our stock price goes up or down, we may continue to experience significant GAAP losses and gains from the quarterly valuation of Redpoint’s common stock warrants.

Finally, let’s review some balance sheet data:

Cash and cash equivalents as of June 30 were $20.4 million, approximately $7.8 million higher than at the end of the prior quarter. Of course, the main reason was Redpoint’s exercise of its second tranche warrant, on June 10th, which added $6.5 million, after closing costs. The remaining net increase of $1.3 million stems mostly from cash from operations of $2.1 million, less capital expenditures of $870,000.

Bob…

Bob

With our upcoming launch of internationalization and the continued strength of our model, our overall confidence in the general health and growth of the business remain very strong. We are extremely excited about the rest of 2009 and 2010.

With that, thank you, and we’ll turn it over for any questions.